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                                                                      Exhibit 99


                       RAILAMERICA COMPLETES $11.7 MILLION
                      CONVERTIBLE PREFERRED STOCK PLACEMENT


   COMPANY PLANS TO CONTINUE ITS AGGRESSIVE ACQUISITION PROGRAM WITH PROCEEDS

BOCA RATON, FL - FEBRUARY 2, 1998 -- RailAmerica, Inc. (Nasdaq NNM: RAIL) today announced that it has completed a private offering of approximately $11.7 million of its Series A Convertible Redeemable Preferred Stock. Pursuant to the offering, the Company sold 468,000 shares of its Preferred Stock at a price of $25 per share to accredited investors. The Preferred Stock pays annual dividends of 7.5%, is convertible into shares of the Company's common stock at a price of $8.25 per share, subject to adjustment, and is non-voting. The Preferred Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration.

         Aggregate proceeds to the Company, less commissions and other fees paid to First London Securities Corporation of Dallas, Texas, which acted as placement agent for the offering, were approximately $10.8 million. The Company plans to use the proceeds from the offering for acquisitions of additional rail lines, capital expenditures, debt reduction and for other general corporate purposes.

         In commenting on the transaction, Gary O. Marino, RailAmerica's Chairman, President and C.E.O., said, "The proceeds received from this preferred stock offering will provide the equity needed to assist in our aggressive acquisition program. We will continue to seek strategic acquisitions, both domestically and abroad, that we believe will both enhance and complement our core operations. In addition, this offering strengthens our balance sheet and provides the capital needed to foster internal growth at our existing subsidiaries."

         RailAmerica, Inc. is a diversified international transportation company operating 13 railroads over approximately 2,600 route miles in eight U.S. states, Canada and the Republic of Chile. The Company holds a minority equity interest in Australia's transcontinental passenger rail service and owns Kalyn/Siebert, Inc., a specialty truck trailer manufacturer with production facilities in Gatesville, Texas and Trois-Rivieres, Quebec, Canada.


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THE PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS
AND THE FUTURE PERFORMANCE OF RAILAMERICA THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDING, BUT NOT LIMITED TO, ECONOMIC CONDITIONS, CUSTOMER DEMAND, INCREASED COMPETITION IN THE RELEVANT MARKET, AND OTHERS. WE REFER YOU TO THE DOCUMENTS THAT RAILAMERICA FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, SUCH AS THE COMPANY'S FORM 10-K, FORM 10-Q AND FORM 8-K REPORTS, WHICH CONTAIN ADDITIONAL IMPORTANT FACTORS THAT COULD CAUSE ITS ACTUAL RESULTS TO DIFFER FROM ITS CURRENT EXPECTATIONS AND FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.